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         FORM 4                                     OMB Number         3235-0287
                                                    Expires:  September 30, 1998
----------------------------                        Estimated average burden
                                                    hours per response......0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Miller, III                      Lloyd               I.
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   (Last)                           (First)             (Middle)

    4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

    Naples                           FL                   34102
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Stamps.com Inc. - STMP

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year

     November 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     12/10/01

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                       6.
                                                       4.                              5.              Owner-
                                                       Securities Acquired (A) or      Amount of       ship
                                          3.           Disposed of (D)                 Securities      Form:     7.
                                          Transaction  (Instr. 3, 4 and 5)             Beneficially    Direct    Nature of
                          2.              Code         ------------------------------- Owned at End    (D) or    Indirect
1.                        Transaction     (Instr. 8)                   (A)             of Month        Indirect  Beneficial
Title of Security         Date            ------------     Amount      or   Price      (Instr. 3       (I)       Ownership
(Instr. 3)                (Month/Day/Year)  Code     V                  (D)             and 4)          (Instr.4) (Instr. 4)
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 Common Stock               11/20/01          P            40,000       A   $2.85                         I       By Milfam II, L.P.
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 Common Stock               11/21/01          P            17,400       A   $2.95                         I       By Milfam II, L.P.
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 Common Stock               11/21/01          P            30,000       A   $2.98                         I       By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock               11/26/01          P            8,900        A   $3.00                         I       By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock               11/26/01          P            20,000       A   $3.02                         I       By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock               11/27/01          P            128,000      A   $3.05625                      I       By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock               11/27/01          P            85,700       A   $3.03480                      I       By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock               11/27/01          P            8,800        A   $3.00                         I       By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock               11/29/01          P            10,000       A   $3.03                         I       By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock               11/30/01          P            36,500       A   $3.07      2,853,261(1)       I       By Milfam II, L.P.
====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

(1)The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(2)On December 10, 2001 the reporting person filed a Form 4, which, due to a clerical error, mistakenly reported indirect beneficial ownership of 73,000 shares of common stock.


           Lloyd I. Miller, III                              April 17, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

________________________________________________________________________________
1.   Name and Address of Reporting Person

     Miller, III                      Lloyd               I.
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Stamps.com Inc. - STMP
________________________________________________________________________________
3.   Statement for Month/Year

     November 2001
________________________________________________________________________________
(Continued)
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of
                             or Beneficially Owned
================================================================================

                                                                                                   6.
                                                  4.                              5.               Owner-
                                                  Securities Acquired (A) or      Amount of        ship
                                     3.           Disposed of (D)                 Securities       Form:     7.
                                     Transaction  (Instr. 3, 4 and 5)             Beneficially     Direct    Nature of
                     2.              Code         ------------------------------- Owned at End     (D) or    Indirect
1.                   Transaction     (Instr. 8)                   (A)             of Month         Indirect  Beneficial
Title of Security    Date            ------------     Amount      or   Price      (Instr. 3        (I)       Ownership
(Instr. 3)           (Month/Day/Year) Code     V                  (D)             and 4)           (Instr.4)
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 Common Stock          11/30/01        P              36,500       A    $3.07     1,347,588(2)(1)     I      By Lloyd I. Miller,
                                                                                                             III, Trust A-4
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 Common Stock                                                                        84,000           D
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 Common Stock                                                                      1,228,600(1)       I      By Lloyd I. Miller,
                                                                                                             III, MIL GRAT I(D)
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 Common Stock                                                                       2,000(1)          I      By Lloyd I. Miller,
                                                                                                             III, custodian under
                                                                                                             Florida UGMA for
                                                                                                             Tyler Dulmage
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 Common Stock                                                                       2,000(1)          I      By Lloyd I. Miller,
                                                                                                             III, custodian under
                                                                                                             Florida UGMA for
                                                                                                             Wylie Dulmage
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 Common Stock                                                                       1,000(1)          I      By Wife
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 Common Stock                                                                       2,000(1)          I      By Lloyd I. Miller,
                                                                                                             III, custodian under
                                                                                                             Florida UGMA for
                                                                                                             Lloyd I. Miller, IV
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 Common Stock                                                                       2,000(1)          I      By Lloyd I. Miller,
                                                                                                             III, custodian under
                                                                                                             Florida UGMA for
                                                                                                             Alexandra B. Miller
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 Common Stock                                                                       1,000(1)          I      By Kimberley S.
                                                                                                             Miller
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